EXHIBIT 5.1

Opinion of Varnum, Riddering, Schmidt & Howlett LLP
Regarding Legality of Securities Being Registered

March 6, 2008

Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801-1826

Re:	Registration Statement on Form S-3 Relating to Firstbank Corporation Common Stock for Amended and Restated Dividend Reinvestment Plan

Gentlemen:

        With respect to the Registration Statement on Form S-3 (the “Registration Statement”), filed by Firstbank Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 600,000 shares of the Company’s common stock for sale to its shareholders pursuant to the Firstbank Corporation Amended and Restated Dividend Reinvestment Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 600,000 shares covered by the Registration Statement have been duly and validly authorized by Firstbank Corporation, and when sold, will have been duly and validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities Exchange Commission relating thereto.

Sincerely, VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP /s/ Varnum, Riddering, Schmidt & Howlett LLP